Exhibit 99.1

Syniverse Appoints Tony G. Holcombe as President and CEO; Ed Evans Continues as Chairman

TAMPA, Fla.—(BUSINESS WIRE)—Jan. 9, 2006—Syniverse Technologies (NYSE:SVR), a leading provider of mission-critical technology services to wireless telecommunications companies worldwide, today announced the appointment of Tony G. Holcombe, a leading technology services and transaction-processing executive, as President and Chief Executive Officer. Holcombe will succeed G. Edward Evans, who will continue as Chairman. Evans will focus on company strategy, mergers and acquisition activity and customer and industry relations through December 31, 2006. Mr. Evans will remain as Chairman of the Board of Directors through the 2007 Syniverse annual meeting.

Prior to joining Syniverse, Holcombe served as President of Emdeon Corp. and President of Emdeon Business Services. Emdeon, formerly WebMD, is a leading provider of business, technology, and information solutions. In his dual roles, Holcombe had overall P&L responsibility for businesses with revenues in excess of $1 billion. Holcombe has served on the Syniverse Board of Directors since March 2003.

“We are extremely pleased that Tony has agreed to succeed me and serve as our new President and CEO,” said Ed Evans. “In Tony, we have found an individual with the necessary skills and experiences to continue to build on the company’s track record of success over the past several years. Tony brings a unique combination of strategic leadership, operational expertise in the technology services industry, and extensive acquisition, integration and international experience. We believe Tony will be an excellent complement to our exceptionally talented management team as we continue to build a leading global technology services company.”

“I am thrilled to join Syniverse as its new President and Chief Executive Officer. As a member of the Syniverse Board of Directors for the past three years, I’ve had the privilege of working with Ed and the senior management team to help shape the company’s strategy,” said Holcombe. “I take on this new role knowing that Syniverse has been positioned exceptionally well under Ed’s leadership. I look forward to working with Ed and the entire team of dedicated Syniverse employees to continue to build on the company’s long tradition of delivering innovative technology solutions to its customers.”

“We are delighted that Tony has agreed to succeed Ed as President and CEO of Syniverse,” said Robert J. Marino, Chairman of the Syniverse Compensation Committee. “The opportunity to add a strong, seasoned executive who has significant knowledge of the business through his service on the Board is an ideal choice to strengthen the company’s management team. We have been deeply impressed by Tony’s contribution to our Board, his experience leading a variety of leading technology services companies, and strong leadership and management style. In addition, we are equally pleased that Ed will remain Chairman of Syniverse. Ed’s continued involvement with the company will ensure an orderly transition and enable the company to benefit from the combined talents of both of these outstanding executives.”

Evans stated, “I remain committed to Syniverse as Chairman. This move allows me to focus on the strategic and mergers and acquisitions activities of the company while also continuing to work with our customers and within the industry. I am confident that Tony, myself and the entire Syniverse team can continue to extend the company’s leadership position within our industry.”

Holcombe, 50, has over 20 years in the transaction-processing and technology services industry. From 2003 to 2005, Holcombe served in various executive positions including President at Emdeon Corp., formerly WebMD. From 2002 to 2003, Holcombe was chief executive officer of Valutec Card Solutions. From 1997 to 2002, Holcombe served in various executive positions at Ceridian Corporation including Executive Vice President of Ceridian Corporation, President of Ceridian Employer Employee Services and President of Comdata. Prior to this, Holcombe was President and Chief Executive Officer of National Processing, Inc. Holcombe also serves on the board of directors of TALX Corporation and Valutec Card Solutions. Holcombe will continue to serve on the Syniverse Board of Directors. Consistent with the company’s corporate governance practices, Holcombe will be replaced on the Syniverse Audit Committee by Robert Marino and on the Syniverse Compensation Committee by Jack Pearlstein.

About Syniverse

Syniverse is a leading provider of mission-critical technology services to wireless telecommunications companies worldwide. Syniverse solutions simplify technology complexities by integrating disparate carriers’ systems and networks in order to provide seamless global voice and data communications to wireless subscribers. Carriers depend on Syniverse’s integrated suite of services to solve their most complex technology challenges and to facilitate the rapid deployment of next generation wireless services. Syniverse provides services to over 330 telecommunications carriers in approximately 44 countries, including the ten largest U.S. wireless carriers and six of the ten largest international wireless carriers. Headquartered in Tampa, Fla., U.S.A., Syniverse has offices in major cities throughout North America, The Netherlands and the United Kingdom and a global sales force in the United Kingdom, Luxembourg, Italy, China, Hong Kong, Brazil, Slovakia and India. For more information, visit http://www.syniverse.com.

CONTACT: Syniverse Technologies, Tampa

Investor Relations: Jim Huseby, 813-273-3000

jim.huseby@syniverse.com

SOURCE: Syniverse Technologies

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